Vitacost.com Announces Results for the Fourth Quarter and Full Year 2012

Fourth Quarter Revenue Up 26% Year-Over-Year with Continued Strength in New Customers and Order Growth

Total Active Vitacost.com Customers of 1.7 Million

BOCA RATON, Fla., February 28, 2013 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of health and wellness products, today reported financial results for the fourth quarter and full year ended December 31, 2012. The number of shipped orders on vitacost.com increased 23% year-over-year in the fourth quarter with new customers up 28% compared to the fourth quarter of 2011.

The Company reported net sales of $85.0 million for the fourth quarter of 2012, a 26% increase from net sales of $67.4 million for the fourth quarter of 2011. Gross profit in the fourth quarter increased 23% year-over-year to $19.2 million – the highest quarterly result in the Company’s history. Non-GAAP adjusted EBITDA for the fourth quarter of 2012 was a loss of $1.0 million compared to a loss of $1.7 million in the fourth quarter of 2011, excluding certain items. The Company reported an operating loss of $3.2 million in the fourth quarter of 2012 and in the fourth quarter of 2011, excluding certain items.

For the full year 2012, net sales increased 27% year-over-year to $330.7 million. The number of shipped orders on vitacost.com increased 26% in 2012, as the number of new customers increased 45% from 2011.

"During 2012, we continued to execute on our initiative to grow our customer base as we added nearly 940,000 new customers on our vitacost.com website – bringing our total active vitacost.com customer base to 1.7 million at year-end,” stated Jeffrey Horowitz, Chief Executive Officer. “We also continue to expand our product offerings with the addition of over 5,000 net SKUs during the year in our core Vitamin, Mineral, Herb, and Supplement business and in complementary healthy living categories, such as natural beauty care, sports nutrition and health foods. We also achieved numerous customer satisfaction and service awards during the year, as we are always focused on serving the needs of our customers. As we move into 2013, we remain focused on expanding our customer base and improving the efficiency of our operations.”

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Fourth Quarter Financial Highlights

Customer Acquisition: The Company added 227,000 new customers in the fourth quarter of 2012 on its vitacost.com website, an increase of 28% year-over-year. In total, the Company added 296,000 new customers in the fourth quarter of 2012, an increase of 17% year-over-year.

Active Customer Base: The number of active customers from the Company’s vitacost.com website was 1.7 million at the end of the fourth quarter, up 30% year-over-year. The Company ended the fourth quarter of 2012 with 2.1 million total active customers, up 52% year-over-year.

Number of Shipped Orders: The Company shipped 1.1 million orders generated from its vitacost.com website, up 23% year-over-year. The Company shipped 1.2 million total orders in the fourth quarter of 2012, up 21% year-over-year.

Average Order Value: The Company’s AOV from its vitacost.com website was $75.03, a 3% year-over-year increase. Total AOV for the fourth quarter of 2012 was $71.17, an increase of 4% year-over-year.

Gross Margin: Gross margin was 22.6% in the fourth quarter of 2012, compared to 23.2% in the fourth quarter of 2011.

Fulfillment Expense: As a percentage of sales, fulfillment expense was 10.4% for the fourth quarter of 2012 compared to 9.9% in the fourth quarter of 2011. Excluding fees related to the Company’s current freight savings program, which is expected to expire in mid-2014, fulfillment expense as a percentage of sales was 9.5% in the fourth quarter of 2012 compared to 9.0% of sales in the fourth quarter of 2011. Fulfillment expense on a per order shipped basis increased 9% year-over-year, excluding fees related to the Company’s freight savings program.

Sales & Marketing Expense: Sales and marketing expense was $7.2 million or 8.4% of sales in the fourth quarter of 2012, compared to $6.1 million or 9.0% of sales in the fourth quarter of 2011.

Balance Sheet: The Company had cash and cash equivalents of $32.2 million as of December 31, 2012, an increase of $19.2 million from December 31, 2011.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

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The conference call is scheduled to begin today at 10:00 a.m. EDT. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through March 14, 2013. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. EDT, February 28, 2013, through March 14, 2013. Participants can dial (877) 870-5176 to hear the playback. The pass code is 409321.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s customer acquisition strategy and expectations regarding the pace of customer and product growth, the Company’s plans with respect to new product introductions and mix, the Company’s expectations relating to fulfillment expenses, and the Company’s expectations regarding improved operating efficiencies, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2012 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

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Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2011 and 2012, the Company has further adjusted its EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

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Vitacost.com, Inc.

Consolidated Balance Sheets

(In thousands, except par value)

	As of
	December 31, 2012	December 31, 2011
Assets
Current Assets
Cash and cash equivalents	$32,152	$12,939
Accounts receivable, net	2,613	2,169
Inventory	33,319	34,822
Prepaid expenses	1,270	1,912
Other receivables	2,054	264
Other assets	93	2,344
Total current assets	71,501	54,450

Property and equipment, net	33,491	33,629

Restricted cash	225	225
Deposits	246	125
Goodwill	2,200	2,200
	2,671	2,550

Total assets	$107,663	$90,629

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	28,696	30,250
Deferred revenue	5,414	4,573
Accrued expenses	6,545	6,425
Total current liabilities	40,655	41,248

Deferred tax liability	350	574
Total liabilities	$41,005	$41,822

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; authorized 25,000; no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; authorized 100,000; 33,500 and 27,975 shares issued and outstanding at December 31, 2012, and December 31, 2011, respectively	-	-
Additional paid-in capital	109,022	76,262
Warrants	4,262	-
Accumulated deficit	(46,626)	(27,455)
Total stockholders' equity	66,658	48,807
Total liabilities and stockholders' equity	$107,663	$90,629

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Vitacost.com, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Three Months Ended
	December 31, 2012			December 31, 2011
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$84,992		$84,992	$67,414		$67,414

Cost of Goods Sold	65,744		65,744	51,759		51,759
Gross Profit	19,248		19,248	15,655		15,655

Fulfillment	8,812		8,812	6,651		6,651
Sales & Marketing	7,153		7,153	6,074		6,074
General & Administrative	6,467		6,467	6,495	357	6,139
Total Operating Expenses	22,432		22,432	19,221		18,864

Operating Loss	(3,184)		(3,184)	(3,566)		(3,209)

Other Income	24		24	11		11

Loss Before Income Taxes	(3,160)		(3,160)	(3,555)		(3,199)
Income Tax Expense	(13)	-	(13)	(13)	-	(13)

Net Loss	$(3,173)		$(3,173)	$(3,568)		$(3,212)

EPS
Basic	$(0.09)		$(0.09)	$(0.13)		$(0.12)
Fully Diluted	$(0.09)		$(0.09)	$(0.13)		$(0.12)

Basic Shares Outstanding	33,450		33,450	27,900		27,900
Fully Diluted Shares Outstanding*	33,450		33,450	27,900		27,900

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

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Vitacost.com, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share)

(Unaudited)

	Year Ended
	December 31, 2012			December 30, 2011
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$330,680		$330,680	$260,523		$260,523

Cost of Goods Sold	254,527	102	254,425	200,596	(454)	201,050
Gross Profit	76,153		76,255	59,927		59,473

Fulfillment	33,505		33,505	22,290	94	22,196
Sales & Marketing	32,306		32,306	22,842	892	21,950
General & Administrative	29,614	480	29,134	29,620	2,893	26,727
Total Operating Expenses	95,425		94,945	74,752		70,873

Operating Loss	(19,272)		(18,690)	(14,825)		(11,400)

Other Income	154		154	47		47

Loss Before Income Taxes	(19,118)		(18,536)	(14,778)		(11,353)
Income Tax Expense	(53)		(53)	(53)		(53)

Net Loss	$(19,171)		$(18,589)	$(14,831)		$(11,406)

EPS
Basic	$(0.59)		$(0.57)	$(0.53)		$(0.41)
Fully Diluted	$(0.59)		$(0.57)	$(0.53)		$(0.41)

Basic Shares Outstanding	32,675		32,675	27,830		27,830
Fully Diluted Shares Outstanding*	32,675		32,675	27,830		27,830

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

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Vitacost.com - Revenue by Product Line

($ in 000s)

	Three Months Ended December 31,
	2012	2011
Third-party products	$64,497	$50,688
Proprietary products	17,484	14,323
Freight	3,011	2,403
Net sales	$84,992	$67,414

	Year Ended December 31,
	2012	2011
Third-party products	$245,800	$190,542
Proprietary products	72,335	60,973
Freight	12,545	9,008
Net sales	$330,680	$260,523

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended December 31,
	2012	2011
Reported operating loss	$(3,184)	$(3,566)
Depreciation and amortization	1,708	1,605
Stock-based compensation expense	475	(104)
Adjustments:
- Severance/recruiting for executives	-	357

Adjusted EBITDA	$(1,001)	$(1,709)

	Year Ended December 31,
	2012	2011
Reported operating loss	$(19,272)	$(14,825)
Depreciation and amortization	6,473	6,174
Stock-based compensation expense	1,999	1,008
Adjustments:
- Loss on sale of inventory for manufacturing divestiture	102
- Severance/recruiting for executives	473	1,482
- Financing fees	161
- Credit from shipping provider		(454)
- Additional legal/consulting expenses	(153)	2,398

Adjusted EBITDA	$(10,217)	$(4,217)

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Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228

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